UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2013

BLUE SKY PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52010	n/a
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3702 South Virginia Street, Suite G12-401, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 470-4608

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective January 3, 2013, Patrick Laferriere resigned as president, secretary, chief executive officer, chief financial officer and director of our company. Also on January 3, 2013, Jay W. A. Mancini resigned as treasurer of our company. The resignations were not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. Laferriere’s and Mr. Mancini’s resignations, we appointed Michael J. Johnson as president, secretary, chief executive officer, chief financial officer, treasurer and director of our company, effective January 3, 2013.

Michael J. Johnson

Michael J. Johnson has over 25 years of experience as a seasoned business owner and management consultant.

From 1996 to 2004, Mr. Johnson was president and chief executive officer of Beland Distribution, a company that specialized in providing products to Loblaws and Independent Grocers throughout Ontario, Canada. As president and chief executive officer, his primary duty and responsibility was managing the company’s day-to-day operations.

From 2008 to 2010, Mr. Johnson was a consultant for World Wide Funding Group Int. and Dexia Banque Int. in Luxembourg. As consultant his duties and responsibilities were to manage international clients who were looking alternative investments.

In 2010, Mr. Johnson founded MJ LTD, a small consulting firm that specialized in planning and managing business operations, start-up projects. As founder and president, his primary duty and responsibility was managing the company’s day-to-day operations. MJ LTD has worked with companies who primary look for startup capital.

We appointed Mr. Johnson as our company’s principal officer and director because of his business management, and investor relations skills and his experience with startup companies.

Our board of directors now consists of Michael J. Johnson.

On December 27, 2012, Mr. Johnson purchased 55,000,000 shares of our common stock at a price of US$0.002 per share, pursuant to the closing of a private placement, for aggregate gross proceeds of US$110,000. He currently holds approximately 53.8% of our company’s current issued and outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE SKY PETROLEUM INC.

/s/ Michael J. Johnson
Michael J. Johnson
President and Director

Date: January 4, 2013